Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Everspin Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rules 457(c) and (h)	843,218	(2)	$8.62	(3)	$7,268,540	0.0001476	$1,072.84
Total Offering Amounts					–		$7,268,540	–	$1,072.84
Total Fees Previously Paid					–		–	–	–
Total Fee Offsets					–		–	–	–
Net Fee Due					–		–	–	$1,072.84

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Represents 632,414 shares of Common Stock that were reserved for issuance pursuant to the Registrant’s Amended and Restated 2016 Equity Incentive Plan, as amended, and 210,804 shares of Common Stock that were reserved for issuance pursuant to the Registrant’s 2016 Employee Stock Purchase Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $8.62 per share, the average of the high and low prices of the Registrant’s Common Stock on February 23, 2024, as reported on The Nasdaq Global Market.